                                                                   EXHIBIT 10.19

                                    August 5, 1996



Mr. Edgar J. Smith, Jr.
26 Lefurgy Avenue
Hastings-on-Hudson, New York  10706

Dear Ed:

          In connection with the termination of your employment with General Signal, this letter and the attachment hereto set forth the severance terms that the Corporation has agreed to provide you. These terms are:

     1. Your employment will continue until December 31, 1996, during which time you would be required to perform your normal duties and responsibilities as well as working for an orderly transition of your duties and responsibilities as directed by Mike Lockhart. You shall be paid your base salary (at the rate of $215,000 per annum), in accordance with the Corporation's standard payroll practices, through December 31, 1996. Effective December 31, 1996, you will resign all officer and employee positions with the Corporation and its subsidiaries and would resign your membership on all Boards and Committees of the Corporation and its subsidiaries.

     2. You shall be paid your Incentive Compensation under the Corporation's Incentive Compensation Plan for the entire calendar year of 1996 at the same percentage rate as the average of target payments treated as earned by all other corporate officers under said Incentive Compensation Plan with respect to 1996 (but excluding any guaranteed minimum bonus received by any corporate officer pursuant to a contractual obligation of the Corporation if such guaranteed minimum bonus represents a greater percentage of the applicable target bonus than such average determined without regard to any such minimum bonus or bonuses). Such Incentive Compensation would be paid to you at the same time that 1996 Incentive Compensation is paid to other officers under said Incentive Compensation Plan.

     3. You shall be paid an additional $100,000 in substantially equal bi-weekly installments over the 12-month period beginning on January 1, 1997. You agree that during such 12-month period you will provide consulting services to the Corporation at the reasonable request of the Corporation but not to exceed 64 hours per month. Such consulting services shall be as requested by the CEO of the Corporation and will be reasonably related to your previous responsibilities and will only be requested in situations where the Corporation will benefit from the special knowledge you have gained from your previous work experience. Such services will be reasonable in both time and duration. The Corporation will reimburse you for any actual and reasonable expenses incurred by you which are related to any such consulting work. Such services will be reasonable in both time and duration and will be scheduled at a time reasonably convenient to you.

     4. Benefits under the Corporation's Corporate Retirement Plan and Benefits Equalization Plan will be determined in accordance with the terms of such plans on the basis of your actual service and age at the time of your retirement on December 31, 1996 ("Retirement Date").

     5. All Corporation matching contributions with respect to your deferrals under the Corporation's Deferred Compensation Plan prior to your Retirement Date that otherwise would be forfeited under the Corporation's Deferred Compensation Plan nonetheless would become fully vested and paid to you in accordance with the terms of such plan.

     6. Stock options will continue to vest before and after your Retirement Date in accordance with the terms of the applicable stock option plan and agreement. The vested portion of such options will be exercisable for five years after your Retirement Date which is to say December 31, 2001 (unless the remaining term were shorter) as provided under the applicable stock option plan and agreement.

     7. With respect to the restricted stock award granted to you in December 1994, your employment continuing through December 31, 1996 will result in an additional one-third of the award vesting in accordance with the terms of such award. On the first business day in the calendar year 1997, the Corporation will make a cash payment for the remaining one-third of such award that shall not have vested at December 31, 1996 (calculated on the basis of the closing price of shares of the Corporation's common stock on December 31, 1996 as reported for the New York Stock Exchange - Composite Transactions).

     8. The Corporation will transfer to you on the first business day in calendar year 1997 title to the company car, lap-top computer and portable fax machine you are using (subject to satisfaction of applicable withholding requirements, if any).

     9. In the event of your death while still employed by the Corporation, your beneficiary would be entitled to such benefits as may be provided under the terms of the Corporation's applicable employee benefit plans. Payments and transfers pursuant to paragraphs 1, 2 and 3 would be made to your beneficiary in the event of your death while still employed by the Corporation.

     10. By your signature set forth in the space provided below, you agree with these terms and the terms of the agreement attached to this letter agreement, entitled "Retirement Agreement and General Release" which you will execute simultaneously with this agreement.

     If the foregoing and the attached agreement entitled "Separation Agreement and General Release" are acceptable to you, please sign each of the same and the Corporation will do likewise, whereupon they shall be binding agreements.

                                    Very truly yours,


Attachment


Agreed to and Accepted:

/s/ Edgar J. Smith                  August 6, 1996
-----------------------------       ---------------------
Edgar J. Smith, Esq.                Date



General Signal Corporation


By:/s/ Elizabeth D. Conklyn         August 6, 1996
   ------------------------         ---------------------
   Elizabeth D. Conklyn             Date

                    RETIREMENT AGREEMENT AND GENERAL RELEASE



               THIS RETIREMENT AGREEMENT AND GENERAL RELEASE is made and entered into as of this 5th day of August, 1996 by and between EDGAR J. SMITH, JR. (the "Executive") and GENERAL SIGNAL CORPORATION, a New York corporation (the "Corporation").

                              W I T N E S S E T H:

               WHEREAS, the Executive has been employed by the Corporation as its Chief Legal Officer and in other capacities since January, 1960; and

               WHEREAS, the Corporation and the Executive have agreed that the Executive will retire and in connection therewith resign all officer and employee positions with the Corporation and its subsidiaries and his membership on all Boards and Committees of the Corporation and its subsidiaries, effective as of December 31, 1996; and

               WHEREAS, the Executive and the Corporation desire to settle fully and finally all matters between them to date, including, but in no way limited to, any issues that might arise out of the Executive's employment or the termination of his employment;

               NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

               1. The Executive agrees to continue to perform his normal duties and responsibilities until December 31, 1996 and during such period will work for an orderly transition of his duties as directed by the Chief Executive Officer of the Corporation. Effective December 31, 1996, the Executive hereby retires and resigns all officer and employee positions with the Corporation and its subsidiaries as well as his membership on all Boards and Committees of the Corporation and its subsidiaries. During the 12-month period beginning on January 1, 1997, the Executive shall provide consulting services to the Corporation in accordance with paragraph 3 of the letter agreement between the Corporation to the Executive dated August 5, 1996 (a copy of which is attached hereto) (the "Letter Agreement").

          2. The Corporation agrees that it shall perform, and provide to the Executive the payments and benefits set forth in, the Letter Agreement, the terms of which are incorporated herein by reference with the same force and effect as if set forth at length.

          3. The Executive understands and agrees that the consideration described in the Letter Agreement is more than the Executive would otherwise be entitled to under the Corporation's existing plans and policies.

          4. The Executive will as soon as practicable after his retirement (but in any event no later than 30 days after his retirement) return to the Corporation all Corporation Information and related reports, files, memoranda, and records; credit cards, cardkey passes; door and file keys; computer access codes; software; and other physical or personal property which the Executive received or prepared or helped prepare in connection with his employment and which are in his actual possession or control on the date of his retirement.
The Executive will not intentionally retain any copies, duplicates, reproductions, or excerpts thereof. The term "Corporation Information" as used in this Agreement means all information relating to the Corporation or any of its subsidiaries which is not already in the public domain and which is regarded by the Corporation as confidential, proprietary or private in nature, including, without limitation, information received from third parties under confidential conditions, technical, business, or financial information, and other information concerning the business, contemplated future business prospects, and other affairs of the Corporation. The Corporation shall not treat information as confidential, proprietary or private for purposes of this Agreement if it has treated the same information as not being confidential, proprietary or private with respect to any other former employee. There shall be expressly excepted from the scope and coverage of this section, the books, articles, documents, forms of documents and other professional materials that the Executive has accumulated in the course of his employment with the Corporation, provided that the information contained in any such professional materials is not currently confidential in nature.

          5. The Executive agrees that in the course of his employment with the Corporation, he has acquired Corporation Information as defined in Section 4. The Executive understands and agrees that such Corporation Information has been disclosed to the Executive in confidence and for Corporation use only.

         Unless otherwise required by a court of competent jurisdiction or pursuant to any recognized subpoena power, or as is reasonably necessary in connection with any adversarial process between the Executive and the Corporation, the Executive understands and agrees that he (i) will keep Corporation Information confidential at all times during and after his employment with the Corporation, (ii) will not disclose or communicate Corporation Information to any third party, and (iii) will not make use of Corporation Information on the Executive's own behalf, or on behalf of any third party. In view of the nature of the Executive's employment and the nature of Corporation Information which the Executive has received during the course of his employment, the Executive agrees that any unauthorized disclosure to third parties of Corporation Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the trade secret status of Corporation Information and to the Corporation, and that, therefore, the Corporation shall be entitled to an injunction prohibiting the Executive from any such disclosure, attempted disclosure, violation, or threatened violation. When Corporation Information becomes generally available to the public other than by the Executive's acts or omissions, it is no longer subject to these restrictions. However, Corporation Information shall not be deemed to come under this exception merely because it is embraced by more general information which is or becomes generally available to the public. The undertakings set forth in this Section 5 shall survive the termination of this Agreement or other arrangements contained in this Agreement.

          6. Unless otherwise required by a court of competent jurisdiction or pursuant to any recognized subpoena power or as is reasonably necessary in connection with any adversarial process between the Executive and the Corporation, the Executive agrees and promises that he will not make any oral or written statements or reveal any information to any person, company, or agency which may be construed to be negative, disparaging or damaging to the reputation or business of the Corporation, its subsidiaries, directors, officers or affiliates, or which would be damaging to the business relations between the Corporation or any of its subsidiaries or affiliates and any of their customers or potential customers.

          7. Unless otherwise required by a court of competent jurisdiction or pursuant to any recognized subpoena power or as is reasonably necessary in connection with any adversarial process between the Executive and the Corporation, the Corporation agrees and promises that neither it nor its directors or officers will make any oral or written statements or reveal any information to any person, company, or agency which may be construed to be negative, disparaging or damaging to the reputation or business of the Executive or any member of his family or which would interfere in any way with any future professional or business relationships of the Executive.

          8. The Executive represents and agrees that, unless compelled by legal process or as is reasonably necessary in connection with any adversarial process between the Corporation and the Executive, he will keep the terms of this Agreement and the Letter Agreement completely confidential, and that he will not hereafter disclose any information concerning this Agreement or the Letter Agreement to anyone except his financial, legal or tax advisor(s), his accountants, and his immediate family; provided that these individuals agree to keep said information confidential and not disclose it to others.

          9. The Corporation represents and agrees that, unless compelled by legal process or applicable legal requirements, or as is reasonably necessary in connection with any adversarial process between the Corporation and the Executive, it will keep the terms of this Agreement and the Letter Agreement completely confidential, and that it will not hereafter disclose any information concerning this Agreement or the Letter Agreement to anyone except its financial, legal or tax advisor(s), its accountants, its directors, and those employees of the Corporation who have a need to know about its terms; provided that these individuals agree to keep said information confidential and not disclose it to others.

          10. In consideration of the payments and benefits to the Executive as described in the Letter Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the Executive knowingly, voluntarily and unconditionally hereby forever waives, releases and discharges, and covenants never to sue on, any and all claims, liabilities, causes of actions, judgments, orders, assessments, penalties, fines, expenses and costs (including without limitation attorneys' fees) and/or suits of any kind arising out of any actions, events or circumstances before the date of execution of this Agreement ("Claims") which the Executive has, ever had or may have, including, without limitation, any Claims arising in whole or in part from the Executive's employment or the termination of the Executive's employment with the Corporation as contemplated by this Agreement or the manner of said termination; provided, however, that this Section 11 shall not apply to any of the obligations of the Corporation specifically provided for in this Agreement or the Letter Agreement. This Agreement is intended as a full and final settlement and compromise of each, every and all Claims of every kind and nature, whether known or unknown, which have been or could be asserted against the Corporation and/or any of its subsidiaries, shareholders, officers, directors, agents, and employees, past or present, and their respective heirs, successors and assigns (collectively, the "Releasees"), including, without limitation --

            (1) any Claims arising out of any employment agreement or other contract, side-letter, resolution, promise or understanding of any kind, whether written or oral or express or implied;

            (2) any Claims arising under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. (S) 621 et seq.; and
                                                              -- ---

            (3) any Claims arising under any federal, state, or local civil rights, human rights, anti-discrimination, labor, employment, contract or tort law, rule, regulation, order or decision, including, without limitation, the Americans with Disabilities Act of 1990, 42 U.S.C. (S) 12101 et seq., and Title VII of the
                                                   -- ---
                  Civil Rights Act of 1964, 42 U.S.C. (S) 2000e et seq., and as
                                                                -- ---
                  each of these laws have been or will be amended,

It is expressly agreed by the Corporation that to the extent that any governmental authority or other third party, i.e., other than one of the
                                             ---
Releasees, files a charge or institutes an investigation, lawsuit or any proceeding against the Executive based on any event, occurrence or omission during the period of the Executive's employment with the Corporation, in which case the Executive will be permitted to implead or bring a court action against the Corporation and/or any of the Releasees for indemnification of any liability or other appropriate remedy, provided such impleader or court action is otherwise available but for this Agreement.

            Notwithstanding anything to the contrary in this Section 10, the Executive does not release (i) any claim he may have under any employee benefit plan in which he was a participant during his employment with the Corporation for the payment of a benefit thereunder to which he would be entitled upon his termination of employment in accordance with the terms of such plan or (ii) any claim that he may have under this Agreement or the Letter Agreement or that certain Indemnification Agreement referred to in Section 13 hereof.

          11. The Executive understands that this Agreement affects significant rights and represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement, that he is voluntarily entering into this Agreement, and that he has been advised to consult with and has in fact consulted with legal counsel before entering into this Agreement.
In particular, the Executive acknowledges that he has been given twenty-one (21) days during which time he has carefully considered and voluntarily approved the terms of this Agreement. The Executive understands that, pursuant to the provisions of the ADEA, he shall have a period of seven (7) days from the date of execution of this Agreement during which he may revoke this Agreement via hand delivery of a notice of revocation to the Corporation's offices to the attention of Michael D. Lockhart, Chairman and Chief Executive Officer. This Agreement shall not become effective or enforceable until the revocation period has expired.

          12. The Corporation's obligations to make payments, to transfer property, and to provide benefits hereunder and under the Letter Agreement shall be subject to the Executive's satisfaction of any applicable withholding tax requirements.

          13. This Agreement together with the Letter Agreement and that certain Indemnification Agreement between the Executive and the Corporation constitute the entire understanding and agreement between the Corporation and the Executive with regard to all matters herein and supersedes all prior oral and written agreements and understandings of the parties with respect to such matters, whether express or implied. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto. This Agreement and the Letter Agreement may be amended only in a writing of even or subsequent date, signed by all parties hereto.

          14. If any term or provision of this Agreement or the Letter Agreement, or the application thereof to any person or circumstances, will to any extent be invalid or unenforceable, the remainder of this Agreement and the Letter Agreement, or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term of this Agreement and the Letter Agreement will be valid and enforceable to the fullest extent permitted by law.

            15. This Agreement and the Letter Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut without reference to its choice of law provisions and shall be binding upon the parties and their respective heirs, executors, successors and assigns.

            16. This Agreement and the Letter Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Corporation and the Executive have caused this Agreement to be executed as of the date first above written.

                                        GENERAL SIGNAL CORPORATION



                                        By:  /s/ Elizabeth D. Conklyn
                                           -----------------------------
                                             Its


WITNESS:


                                             /s/ Edgar J. Smith, Jr.
-----------------------------           --------------------------------
                                              Edgar J. Smith, Jr.